Exhibit 32

SECTION 1350 CERTIFICATIONS

This Report on Form 10-Q for the quarter ended March 31, 2015 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in this Report fairly presents, in all material respects, the financial condition and results of operations of Ameriana Bancorp as of and for the period covered by the report.

Date: May 11, 2015	By:	/s/ Jerome J. Gassen
Name: Jerome J. Gassen
Title: President and Chief Executive Officer

Date: May 11, 2015	By:	/s/ John J. Letter
Name: John J. Letter
Title: Executive Vice President – Treasurer and
Chief Financial Officer